Exhibit 10.3

People’s United Financial, Inc.

Short-Term Incentive Plan

The terms of the People’s United Financial, Inc. Short-Term Incentive Plan (the “STIP”) as adopted by the Board of Directors of the Company on              , 2012 and effective as of January 1, 2012 are as follows:

Section 1. Purpose of Plan

The purpose of the STIP is to promote the success of the Company by providing eligible employees of the Company and its Affiliates with opportunities for cash payments based upon the attainment of specified annual performance goals.

Section 2. Definitions and Terms

2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Bank, prepared in the ordinary course of business.

2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Affiliate” means any entity controlled by or under common control with the Company, including the Bank.

“Award” means any amount (expressed as a percentage of the Participant’s base salary) payable to a Participant as determined in accordance with Section 5 hereof.

“Bank” means People’s United Bank and any successor.

“Board” means the Board of Directors of the Company

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation, Nominating and Governance Committee of the Board or any successor to such Committee. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. Committee members must be deemed an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and an “independent director” pursuant to Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market.

“Company” means People’s United Financial, Inc.

“Covered Employee” means any person who is a covered employee within the meaning of Section 162(m) of the Code and any regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Criteria” has the meaning set forth in Section 5.2 hereof.

“GAAP” means generally accepted accounting principles, as from time to time in effect, as applied and reflected in the consolidated financial statements of the Company and the Bank.

“Key Participant” shall mean each of the following officers of the Company or of the Bank: the President and Chief Executive Officer; the Chief Financial Officer; the Treasurer; the Controller; and any other Senior Executive Vice President.

“Participant” means any employee of the Company or any Affiliate who (1) is not eligible to participate in any subsidiary, divisional or sales incentive plan maintained by the Company, any of its Affiliates, or any of its divisions or other business units, and (2) is selected by the Committee to be the recipient of an Award.

“Peer Group” means the group of comparable publicly traded bank and thrift holding companies selected by the Board or by the Committee, from time to time.

“Performance Goals” has the meaning set forth in Section 5.3 hereof.

“Plan Year” means the Company’s fiscal year, unless otherwise determined by the Committee or the Board. The initial Plan Year is the year ending December 31, 2012.

“STIP” means this Short-Term Incentive Plan of the Company, as amended from time to time.

Section 3. Effective Date; Term of the Plan

3.1 Effective Date. The STIP shall be effective as of January 1, 2012, but any payments under the STIP to any Participant who is a Covered Employee shall be contingent on the STIP’s approval by the Company’s shareholders at the 2012 annual meeting of shareholders.

3.2 Expiration Date. Unless terminated earlier pursuant to Section 11, the STIP will terminate on December 31, 2017, except for the purpose of determining the amount payable with respect to Awards granted prior to that date and the payment of all amounts so determined.

Section 4. Administration of the Plan

4.1 Power and Authority. The STIP shall be administered by the Committee. Except as limited in the STIP, the Committee shall have all of the express and implied powers and duties set forth in the STIP and shall have full authority to interpret the STIP and to make all other determinations deemed necessary or advisable for the STIP’s administration, and shall otherwise be responsible for the administration of the STIP in accordance with its terms. The Committee shall have the authority to construe and interpret the STIP (except as otherwise provided herein) and any agreement or other document relating to any Award under the STIP, may adopt rules and regulations governing the administration of the STIP, and shall exercise all other duties and powers conferred on it by the STIP, or which are incidental or ancillary thereto. Any decision, determination or interpretation the Committee makes and each action it takes pursuant to the STIP will be considered final, binding, and conclusive for all purposes on all persons, including Participants and their legal representatives, and beneficiaries. No member of the Committee shall be liable for any action or determination made in good faith, or upon the advice of counsel, with respect to the STIP or any Award made under the STIP.

4.2 Retention of Experts. The Committee may retain accountants, attorneys, and other experts as it deems necessary or desirable in connection with the administration of the STIP.

4.3 Delegation. The Committee may in its sole discretion, delegate to management personnel of the Company or any of its Affiliates the authority to take all such other steps deemed necessary, advisable or convenient for the effective administration and record keeping of the STIP in accordance with its terms and purposes. Notwithstanding the foregoing, the Committee may not delegate any portion of such authority to the extent such delegation would cause any Award to cease to qualify for exemption from the deduction limitations of Section 162(m) of the Code.

Section 5. Awards

5.1 Determination of Criteria for Awards. Within ninety (90) days after the commencement of each Plan Year, the Committee shall designate:

(a) The Financial Criteria that will apply to Awards to all Participants for the Plan Year; and

(b) The Performance Goals that must be met (whether on a corporate, divisional, team or individual basis) with respect to the Financial Criteria designated for Participants to earn the Awards for the Plan Year and a payout matrix or formula for achievement of those Performance Goals.

5.2 Financial Criteria. Financial Criteria shall consist of one or more financial measures, including but not limited to the following:

• Earnings per share	• Efficiency ratio
• Core earnings	• Loan growth
• Return on assets	• Deposit growth
• Return on equity	• Core deposit growth
• Price earnings ratio	• Asset quality
• Total shareholder return	• Net interest margin
• Book value	• Non-interest income
• Stock price performance	• Non-interest expense
• Net income	• Expenses as a percentage of assets
• Operating income

Any of the Financial Criteria may be applied on a corporate, divisional, team or individual basis. In addition, any of the Financial Criteria may be measured by using average amounts for the Financial Criteria, in absolute terms, on a cash basis or operating basis, by reference to internal performance targets, or as compared to the Peer Group, or may be measured by the change in that performance target compared to a previous period. Whenever the Committee designates a financial measure that is not a GAAP financial measure as one of the Financial Criteria for a Plan Year, the Committee shall, at the time it designates such non-GAAP financial measure, specify the manner in which such non-GAAP financial measure is to be calculated and reconciled to the most directly comparable GAAP financial measure.

5.3 Performance Goals. To determine the amount of Awards to Participants for a Plan Year, the Committee shall establish in writing specific, objective performance goals (the “Performance Goals”), the outcome of which is substantially uncertain at the time they are established, for the Financial Criteria the Committee designates for that Plan Year against which actual performance is to be measured. The Performance Goals may be described by means of a matrix or formula providing for goals resulting in the payment of Awards under the STIP. In the event that the Committee determines in good faith that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them, the Committee may (but shall not be required to) make adjustments to the Performance Goals. Examples of such events include but are not limited to: changes in GAAP; significant acquisitions or dispositions made by the Company; material changes in the monetary policy of the United States; material changes in national or regional economic conditions affecting financial institutions generally; and changes in laws, regulations or regulatory policy affecting financial institutions generally where such changes are reasonably likely to have a material effect on the operating results of the Company. The Committee shall appropriately document its analysis of the reasons for making adjustments to the Performance Goals, including a summary indicating how the fairness of the previously-established goals has been affected and the manner in which the Company’s ability to meet such goals has been unduly influenced by such external changes or other unanticipated business conditions.

5.4 Payment Deferral. Notwithstanding the provisions of Section 5.5 hereof, the Committee may in its discretion provide that payment of all or any portion of the amount to be paid out pursuant to an Award be deferred until a later specified date or until the later attainment of specified conditions. Any such deferral provisions shall be consistent with the standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance (if applicable), shall .be set forth in writing as part of the grant of the Award and shall be communicated to the Participant receiving such Award as promptly as practicable following the grant of the Award.

5.5 Determination and Payment of Awards. As soon as practicable after the end of a Plan Year, the Committee shall determine the amount of Awards earned by and to be paid to a Participant who is a Covered Employee and the total Awards to be paid in a Plan Year. The Committee shall determine the amount of the Award that each Participant has earned. The determination of the amount of Awards earned by Participants will be made based on application of the Performance Goals in Section 5.3 to the Financial Criteria in Section 5.2 for the Plan Year. Actual payments will be determined based upon one or more of the following, as designated by the Committee for individual Participants: (i) the Participant’s individual performance, (ii) the achievement of Performance Goals by the Participant’s division; (iii) the achievement of Performance Goals by the Participant’s team and (iv) the overall achievement of Performance Goals by the Company; provided, however, that no such payment shall exceed the maximum amount of the Award made to such Participant for the applicable Plan Year. Payment of the Awards will be made in cash (a) in a lump sum following the Committee’s determination of the amount of the Awards to be paid out in accordance with the Company’s then-applicable payroll schedule, (b) at a later date in accordance with any payment deferral provisions established by the Committee in accordance with the provisions of Section 5.4, or (c) in accordance with the provisions of Section 5.7 if applicable.

5.6 Employment Condition. Except as provided in Section 5.7, the Participant must remain actively employed by the Company or one of its Affiliates on the date payment is to be made as contemplated by Section 5.5 (but without regard to any payment deferral provisions applicable to an Award) to be considered eligible for any potential payment under this STIP. If an employee first becomes eligible to participate in the STIP during the Plan Year (e.g, by reason of a promotion or new hire) then the Award to which he or she would be entitled may, in the Committee’s discretion, be prorated based upon the length of his or her employment during the Plan Year following his or her date of eligibility. The method and amount of proration shall be determined by the Committee, in its sole discretion.

5.7 Payment After Death or Disability of Participant. (a) In the event a Participant dies following the end of a Plan Year but prior to the date payment of the Participant’s Award is made pursuant to Section 5.5 hereof, the Participant’s Award shall be paid to the Participant’s estate at the time contemplated by the provisions of Section 5.5 based on the extent to which applicable Performance Goals were attained for the Plan Year. In the event a Participant who has received an Award for a given Plan Year dies prior to the end of that Plan Year, a prorated portion (or, at the Committee’s discretion, the entire portion) of the Participant’s Award shall be paid to the Participant’s estate as soon as reasonably practicable following the Participant’s death. The amount to be paid pursuant to the preceding sentence shall be determined by assuming that all applicable Performance Goals had been attained (but not exceeded) for the Plan Year.

(b) In the event a Participant’s employment terminates following the end of a Plan Year by reason of the Participant’s disability and such termination occurs prior to the date payment of the Participant’s Award is made pursuant to Section 5.5 hereof, the Participant’s Award shall be paid to the Participant at the time contemplated by the provisions of Section 5.5 based on the extent to which applicable Performance Goals were attained for the Plan Year. In the event the employment of a

Participant who has received an Award for a given Plan Year terminates by reason of the Participant’s disability prior to the end of that Plan Year, a prorated portion (or, at the Committee’s discretion, the entire portion) of the Participant’s Award shall be paid to the Participant as soon as reasonably practicable following termination of the Participant’s employment. The amount to be paid pursuant to the preceding sentence shall be determined by assuming that all applicable Performance Goals had been attained (but not exceeded) for the Plan Year.

5.8 Maximum Payment. The maximum bonus amount payable under the STIP shall not exceed, for any Participant, up to 200% of his or her Award, as determined by the Committee in its discretion. The maximum bonus amount that may be paid under the STIP to any Participant in any calendar year may in no event exceed $5 million.

5.9 Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, or local withholding tax requirements imposed with respect to the payment of any Award.

Section 6. General Provisions

6.1 No Right to Bonus or Continued Employment. Neither the establishment of the STIP nor the provision for or payment of any amounts hereunder nor any action of the Company or any of its Affiliates (including any predecessor or subsidiary), the Board or the Committee in respect of the STIP, shall be held or construed to confer upon any person any legal right to receive, or any interest in, any benefit under the STIP, or any legal right to be continued in the employ of the Company or any of its Affiliates unless otherwise provided by contract or agreement. The Company and each of its Affiliates expressly reserves any and all rights to discharge a Participant in its sole discretion, without liability of any person, entity or governing body under the STIP or otherwise.

6.2 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the STIP. The STIP shall constitute an “unfunded” plan of the Company.

6.3 No Fiduciary Relationship or Responsibility. The STIP is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company and the Committee are not fiduciaries with respect to the STIP and have no fiduciary obligation with respect to any Participant, beneficiary, or other person claiming a right hereunder. Further, nothing herein contained, and no action or inaction arising pursuant hereto, shall give rise under state or federal law to a trust of any kind or create any fiduciary relationship of any kind or degree for the benefit of Participants, any beneficiary, or any other person.

6.4 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the STIP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 6.4 shall not apply to an assignment of a payment due after the death of a Participant to the deceased Participant’s legal representative or beneficiary.

6.5 Code Section 409A. The STIP shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance, if applicable. To the extent that any terms of this STIP would subject the Participant to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy or make the STIP exempt from, the applicable Code Section 409A standards.

6.6 Clawback Provision. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, any Participant who was a Key Participant during the year(s) for which a restatement is required shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Company for any excess incentive payment amounts paid under the STIP the calculation(s) for which were based on financial results required to be restated. In calculating the excess amount, the Committee shall compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated.

6.7 Law to Govern. Except as provided in Section 6.5 and otherwise to the extent preempted by federal law, all questions pertaining to the construction, regulation, validity and effect of the provisions of the STIP shall be determined in accordance with the laws of the State of Connecticut.

6.8 Section Headings. Section headings used herein are for convenience and reference only, and in the event of any conflict, the text of the STIP, rather than the section headings, will control.

6.9 Severability. Whenever possible, each provision of the STIP shall be interpreted in such manner as to be effective and valid under applicable law; provided, however, that if any provision of the STIP shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this STIP.

6.10 Non-Exclusivity. The STIP does not limit the authority of the Company or the Bank, the Board, the Committee, or the Board of Directors of the Bank or any committee thereof to grant awards or authorize any other compensation under any other plan or authority.

Section 7. Amendments, Suspension or Termination of Plan

The Committee may, from time to time, amend, suspend or terminate, in whole or in part, the STIP, and after any suspension or termination, may reinstate any or all of the provisions of the STIP; provided no amendment, suspension or termination of the STIP shall in any manner affect any Award theretofore granted pursuant to the STIP without the consent of the Participant to whom the Award was granted.

People’s United Financial, Inc.

By:
Its:
Date:

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This STIP was approved by the shareholders of the Company at a meeting held on the 19th day of April, 2012.

Susan D. Stanley Secretary